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                                                           EXHIBIT 23.4





March 19, 1998





                       Consent of Janney Montgomery Scott Inc.



We hereby consent to the use of our opinion letter to the Board of Directors of BCB Financial Services Corporation and to the references to our firm in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the consolidation of BCB Financial Services Corporation and Heritage Bancorp, Inc.

In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.






JANNEY MONTGOMERY SCOTT INC.